Exhibit 99.1
                       PHC, INC. ANNOUNCES RECORD REVENUE
                          FOR FISCAL 2006 FIRST QUARTER


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
________________       _________________________________

PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matthew Hayden
978-536-2777               843-272-4653

>>   RECORD FIRST QUARTER REVENUE OF $8.9 MILLION VS. $8.0 MILLION
>>   Q1 NON-PATIENT OPERATIONS REVENUE INCREASED 27.7%
>>   EARNINGS OF $384,207, OR $0.02 PER SHARE, VS. $775,628 OR $0.04 PER SHARE
>> PROFITABILITY WAS SIGNIFICANTLY IMPACTED BY A TECHNICAL BILLING ISSUE AT THE HARBOR OAKS FACILITY WHICH INCREASED THE BAD DEBT EXPENSE - MANAGEMENT EXPECTS TO COLLECT A SIGNIFICANT PORTION OF THESE RECEIVABLES IN Q2 and Q3

Peabody, Mass., November 14, 2005 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced its fiscal 2006 first quarter financial results, for the quarter ended September 30, 2005.

Total net revenue from operations increased 12.4 percent to $8.9 million for the three months ended September 30, 2005 compared to $8.0 million for the first quarter of fiscal 2005. Net patient care revenue increased 8.1 percent to $6.7 million from $6.2 million for the first quarter of fiscal 2005, due primarily to the addition of the 30 adjudicated juvenile beds at Detroit Behavioral Institute, which helped generate a 16.0 percent increase in patient days. Revenue from pharmaceutical studies increased 20.2 percent to $1.3 million for the quarter compared to $1.1 million for the same quarter last year. Contract support services revenue provided by Wellplace increased 40.0 percent to $925,837 for the quarter compared to $661,426 for the same quarter last year. This increase in revenue resulted from the October 2004 expansion in Wellplace's Michigan call center contract, which increased the monthly service revenue from $157,000 to $240,000 per month.

Total operating expenses for the quarter increased 18.0 percent to $8.3 million from $7.1 million last year. Included in this increase was a $402,778 or 158 percent increase in the Company's provision for doubtful accounts, to $656,887, resulting from a technical issue in the Company's billing software at its Harbor Oaks Hospital facility. The issue delayed the Company from billing and collections for several months, which in turn, created a non-recurring increase in the aging of those related receivables, thus creating an increase in the Company's overall bad debt expenses. Management expects a significant portion of this receivable to be collected in Quarters 2 and 3. Also impacting operating expenses was a 20.6 percent increase in administrative expenses, resulting from increased administrative payroll and employee benefits directly related to the opening of the new 20-bed facility at the Detroit Behavioral Institute.
Additional costs emanated from fees and licenses related to the JCAHO accreditation at Harbor Oaks Hospital and Highland Ridge Hospital, the quality assurance fee assessed in Michigan and increased consultant fees related to the technology failure at Harbor Oaks Hospital.

Income from operations for the first quarter was $601,404, a decrease of 32.0 percent compared to the $884,835 reported for the same period last year. Net cash flow for the three months ended September 30, 2005 was $587,067 and the company incurred $369,847 in capital expenditures during the quarter.

Net income applicable to common shareholders for the three months was $384,207, or $0.02 per fully diluted share, compared to $775,628, or $0.04 per fully diluted share, for the first quarter of fiscal 2006. The Company's provision for income taxes increased to $95,628 with an effective tax rate of 20% compared to a marginal amount in the year-ago period.

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
Bruce A. Shear, Pioneer's President and Chief Executive Officer, commented, "We overcame a number of challenges both in terms of timelines and technological issues, which increased expenses, but still delivered solid year-over-year growth in revenues and cash flow while generating nearly five (5) consecutive years of operating profitability. A number of costs, which could not be anticipated, impacted our reported profitability but we have addressed these and believe a significant portion will be reported as a reduction in reserves in our upcoming quarters, thereby, increasing net income. We are encouraged by our census numbers for October, 2005, the fact that our new adolescent females' facility in Detroit is approaching profitability and that we have recently received several new contracts for our Harmony Healthcare and Wellplace divisions, which leverage our existing core competencies and infrastructure while yielding significantly higher margins than other segments of our business. Our other divisions are ahead of projections and we expect to report a significant improvement in profitability for the second quarter on a year-over-year basis. The Company's balance sheet continued to strengthen with a current ratio of 1.55:1 on September 30, 2005. Shareholders' equity increased
5.4 percent to $9.6 million on September 30, 2005 from $9.1 million on June 30, 2005. The Company reported $1.5 million in cash as of September 30, 2005, up from $917,630 on June 30, 2005.

Other recent operational highlights include:

o On October 31, 2005, Pioneer announced that it had opened a 20-bed expansion at the Detroit Medical Center after receiving final Michigan state approval. The new unit treats adolescent females between the ages of 12 and 17, who have been adjudicated by Michigan juvenile courts.
o On September 6, 2005, Pioneer announced its plans to open a 60-bed psychiatric and chemical dependency hospital in Henderson, Nevada as part of the Seven Hills Medical complex. This facility will be the first free-standing psychiatric center to open in the region in two decades and will serve a population that exceeds 1.6 million. Expected to open in the fall of 2006, this facility will increase the number of beds Pioneer operates to approximately 300 nationwide and will contribute annualized revenues of approximately $8.5 million. The company will finance the build-out through its cash reserves and available credit facility.
o Harmony Healthcare also added a new contract on July 1, 2005 with the Glazier's Health & Welfare Trust. Harmony was contracted to administer the Glazier's Drug Abuse Detection and Preventative Policy. This is a new service delivery program for Harmony. As part of the contract, Harmony will provide pre-employment urine screens, substance abuse testing and substance abuse rehabilitation programs.
o Harmony was awarded the Employee Assistance Program (EAP) and behavioral healthcare services contract for the Teamsters Securities Fund for Southern Nevada Local 995 beginning December 1, 2005. Teamsters Local 995 has approximately 5,000 member lives. Harmony currently provides EAP and behavioral healthcare services for Teamsters Local 14 employees and dependents, which total about 8,400 members.
o Combined, these two Harmony contracts are expected to contribute approximately $200,000 in revenues on an annual basis.


About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research, Internet and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any


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

forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

                                - tables follow -


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

                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                          FOR THE
                                                        THREE MONTHS
                                                           ENDED
                                                  09/30/05        09/30/04
                                               ____________      ____________

Total Revenue                                   $ 8,944,826      $ 7,957,515

Income from Operations                              601,404          884,835

Net Income Applicable to Common Shareholders        384,207          775,628

Basic Earnings (Loss) Per Share                        0.02             0.04
Diluted Earnings (Loss) Per Share                      0.02             0.04

Basic Shares Outstanding                         18,099,342       17,360,604
Diluted Shares Outstanding                       19,270,164       18,155,364




                            BALANCE SHEET HIGHLIGHTS


                                             As of 9/30/05 As of 6/30/05

Cash and Cash Equivalents                       $ 1,504,697      $   917,630

Total Current Assets                             11,659,586       10,758,793

Net Property and Equipment                        1,803,166        1,516,114

Total Assets                                    $19,051,495      $17,895,648
                                                ____________     ____________

Total Current Liabilities                         7,506,839      $ 6,652,477

Total Long Term Debt                              1,712,365        1,900,022

Total Liabilities                               $ 9,457,961      $ 8,793,709
                                                ____________     ____________

Shareholders' Equity                            $ 9,593,534      $ 9,101,939

Total Liabilities and Equity                    $19,051,495      $17,895,648
                                                ============     ============




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